Exhibit 23.2

I,  Douglas G. Baker, of Nezperce, Idaho USA, hereby certify that:

1)

I am a graduate of the University of Idaho, School of Mines and Geology with a Bachelor of Science Degree in Geology.

2)

I have practiced my profession as a geologist in North and Central America continually since graduating in 1988.

3)

I am a consulting geologist with an office at 312 Birch Street, Nezperce, ID 83543, USA.

4)

This report is based on data and knowledge which I acquired, through field work and  research.

5)

I consent to and authorize the use of this report in any prospectus, statement of material facts, or other public documents.

DATED in Vancouver, BC, Canada, this 11th  day of December, 2003.

/s/ Douglas G. Baker

Douglas G. Baker